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Farmers National Banc Corp.

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July 27, 2010
Dear Shareholder:
In connection with our ongoing efforts for continued improvement in communications with our shareholders, I am pleased to report that the Bank will reinstate quarterly earnings release mailings to all shareholders. We can mail this to you only after it has been released to the public, but we did want to provide you with your own copy.
The structure of the attached news release is consistent with our past news releases and contains information on our financial performance for the most recently completed quarter. We have accomplished much to keep your Bank profitable in these challenging economic times and we now seem to be realizing some of the benefits of our efforts. I believe you will find this information both positive and useful.
Upon review if you should have any questions, I encourage you to contact me directly at 330-702-8432 or via email at jgulas@farmersbankgroup.com. Thank you, in advance, for your continued support as we work diligently to increase shareholder value and satisfaction.
Warmest Regards,
John S. Gulas
President & Chief Executive Officer
20 South Broad Street • P.O. Box 555 • Canfield, Ohio 44406
330.533.3341 • Toll Free: 1.888.988.3276 • Fax: 330.533.0451 • www.farmersbankgroup.com • Email: exec@farmersbankgroup.com

July 27, 2010
Press Release
Source:
Farmers National Banc Corp.
John S. Gulas, President and CEO
20 South Broad Street P.O. Box 555
Canfield, OH 44406
330.533.3341
330.533.0451 (FAX)
Email: exec@fnbcanfield.com
FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR SECOND QUARTER 2010
•	Pre-tax pre-provision income increased 39% from the second quarter of 2009.

•	Net Interest Income increased 12% in 2010 from the second quarter of 2009.

•	Loans increase 3% and deposits increase 7% over last twelve months.

•	Efficiency ratio improves to 63% for the six months ended June 30, 2010, compared to 69% in the same period of 2009.

•	Non-performing loans represented 1.62% of total loans at quarter-end, a $1.2 million or 10.9% improvement compared to the same quarter in 2009.

•	Net income was $2.0 million or $0.15 per diluted share for the quarter ended June 30, 2010 compared to $0.12 for the same period of 2009.

•	Farmers Trust Company contributed $2.4 million to non-interest income during the first six months of 2010 compared to $1.0 million for the same period in 2009.
CANFIELD, Ohio (July 27, 2010) — Farmers National Banc Corp. (OTCBB: FMNB) today reported consolidated net income totaling $2.0 million for the quarter ended June 30, 2010, or $0.15 per diluted share. Total assets increased 5.95% compared to June 30, 2009, driven by an increase in net loans of 3.11% and high quality core deposit growth of 19.17%. Additionally, stockholders’ equity increased 11.46%.
John S. Gulas, President and CEO states “Our pre-tax, pre-provision income increased to $4.3 million for the second quarter of 2010, which represents a 39% increase over the $3.1 million reported for the second quarter of 2009. This increase was driven by a $948 thousand, or 11.5%, increase in net interest income, a result of our strategy to grow income producing assets. Our second quarter net income results also improved over the first quarter of 2010 because of a lower loan loss provision. During the past two years, we have implemented a strategy to earn our way through the ‘Great Recession’ by adding income producing assets and fee income and by enhancing our loan review process. We continue to see the benefits of this strategy through our increased earnings power and asset quality trends that are better than many of our peers”
Frank Paden, Executive Chairman of the Board, added “We are pleased with our second quarter results considering the challenging economic conditions and the low interest rate environment. Our management team has worked to improve our net revenue stream and maintain our conservative balance sheet risk profile. Over the past two years, our credit review group has been very aggressive in identifying deterioration of asset quality in the loan portfolio. We are pleased to recognize improvement in the trends of non-performing loans and delinquency metrics as credit issues appear to be stabilizing.”
Net income was $2.0 million for the quarter ended June 30, 2010, or $0.15 per diluted share, compared to $847 thousand, or $.06 per diluted share for the preceding quarter. Net income for the quarter ended June 30, 2009 was $1.7 million, or $0.12 per diluted share.
On a year-to-date basis, the Company reported net income of $2.9 million, or $0.21 per diluted share, for the six months ended June 30, 2010, compared to $3.3 million, or $0.25 per diluted share, for the same six month period in 2009. Returns on average assets and average equity equated to 0.57% and 6.89%, respectively, compared to 0.73% and 8.54% at this same time in 2009. The decrease in net income was primarily due to an increase in the provision for loan losses of $2.9 million in the six month period ended June 30, 2010, compared to the same period in 2009, offset by a $2.1 million improvement in net interest income. The Company’s total assets reported at June 30, 2010 are $1.0 billion, an increase of 5.95% compared to

$957.8 million in total assets recorded at June 30, 2009. Net loans are reported at $605.0 million on June 30, 2010, versus $586.8 million at the same time in 2009, an increase of $18.2 million, or 3.11%. Over this same period, deposits increased $47.1 million, or 6.60%, from $713.6 million on June 30, 2009 to $760.7 million at June 30, 2010.
Stockholders’ equity totaled $87.0 million, or 8.57%, of total assets at June 30, 2010, an increase of $9.0 million, or 11.46%, compared to $78.0 million at June 30, 2009. The Company’s tangible book value also increased from $5.24 per share at June 30, 2009 to $5.88 per share at June 30, 2010. The increase in equity was a result of net income and mark to market adjustments in the Company’s investment securities, offset by cash dividends paid to stockholders during the past twelve months. Stockholders received a $0.03 per share cash dividend on June 30, 2010 and a total of $0.18 per share cash dividends paid in the past 4 quarters. Book value increased from $5.82 per share in June 2009 to $6.41 per share on June 30, 2010.
Net Interest Income — Net interest income was $9.2 million for the second quarter of 2010, which compares to $8.2 million in the second quarter of 2009. This represents an 11.5% increase quarter over quarter. The annualized net interest margin to average earning assets on a fully taxable equivalent basis was 4.02% for the three months ended June 30, 2010, compared to 3.95% for the same period in the prior year. In comparing the two quarters, yields on earning assets decreased 57 basis points, while the cost of interest bearing liabilities decreased 69 basis points. This equates to an increase in our net interest margin of 7 basis points since June 30, 2009.
On a year-to-date basis, net interest income improved to $17.1 million for the six month period ended June 30, 2010, compared to $15.9 million in the same period in 2009. The annualized net interest margin to average earning assets on a fully taxable equivalent basis was 4.02% for the six months ended June 30, 2010, compared to 3.93% for the same period in the prior year.
Noninterest Income — Noninterest income was $2.7 million for the second quarter of 2010, which is a $78 thousand or 2.95%, improvement over results for the same quarter of 2009. Farmers Trust Company has contributed $1.2 million to our total noninterest income in the second quarter 2010, compared to $1.0 million in the same quarter of 2009. The addition of Farmers Trust Company, and its growth from $644.0 million in assets at June 30, 2009 to over $805.0 million in assets by June 30, 2010, complements our existing core retail and asset management services.
Noninterest income for the six months ended June 30, 2010 was $5.1 million, compared to $3.8 million for the same period in 2009. The increase in noninterest income is primarily due to an increase in trust fee income in 2010 of $1.4 million. Farmers Trust Company was purchased on March 31, 2009, therefore, the prior year’s results included only three months of income compared to six months in 2010.
Noninterest Expense — Noninterest expenses totaled $7.6 million for the second quarter of 2010, which is slightly higher than the $7.5 million in the previous quarter. The current period’s total noninterest expense of $7.6 million is $158 thousand less than the $7.8 million reported for the same quarter in 2009. This decrease is mainly the result of a $380 thousand decrease in FDIC insurance expenses.
Noninterest expenses for the six months ended June 30, 2010 was $15.2 million, compared to $14.1 million for the same period in 2009, representing an increase of $1.1 million, or 7.95%. The increase is a result of the previously mentioned Farmers Trust Company acquisition taking place on March 31, 2009 resulting in only three months of expenses in 2009. Farmers Trust Company’s noninterest expenses were $2.3 million for the first six months of 2010, compared to $1.0 million reported for the same period in 2009.
The Company’s tax equivalent efficiency ratio for the six month period ended June 30, 2010 was 62.93% compared to 68.90% in the prior year’s same six month period. The improvement in the efficiency ratio was the result of the 13.1% improvement in net interest income and the $1.3 million increase in noninterest income.
Asset Quality — Non-performing loans totalled $10.0 million at June 30, 2010, a decline of $786 thousand or 7.3% from March 31, 2010. Non-performing loans equaled 1.62% of total loans at June 30, 2010, its lowest percentage since December 31, 2008. On June 30, 2010, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 83%, compared to 77% in the preceding quarter and 59% at June 30, 2009. As of June 30, 2010, the ALLL/total loan ratio was 1.35% compared to 1.12% at June 30, 2009. The increase in this particular ratio was attributable to the loan loss provision expense in 2010 exceeding net charge-offs. On June 30, 2010, the ALLL balance is $8.2 million, up 24.32% from $6.6 million at June 30, 2009. For the three months ended June 30, 2010, management provided $1.6 million to the allowance for loan losses, a decrease of $1.2 million from the preceding quarter and an increase of $550 thousand over the same three month period in the prior year.

The increase compared to the same quarter in the prior year is attributable to the increase in net charge-offs. Net charge-offs for the quarter ending June 30, 2010 were $1.6 million compared to $245 thousand for the same period ending June 30, 2009.
Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.farmersbankgroup.com.
Non-GAAP Disclosure
This press release includes disclosures of our tangible common equity ratio and pre-tax pre-provision income, which are non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.
This earnings announcement presents a brief analysis of the assets and liability structure of the Company and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.
Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.
Farmers National Banc Corp. and Subsidiaries
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income

	For the Three Months Ended					For the Six Months Ended
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
	2010	2010	2009	2009	2009	2010	2009

Total interest income	$12,099	$12,126	$12,803	$12,649	$12,329	$24,225	$24,323
Total interest expense	2,923	3,312	3,957	4,178	4,101	6,235	8,412

Net interest income	9,176	8,814	8,846	8,471	8,228	17,990	15,911
Provision for loan losses	1,600	2,778	3,000	1,550	1,050	4,378	1,500
Other income	2,721	2,336	3,018	2,609	2,643	5,057	3,761
Other expense	7,645	7,532	7,921	7,675	7,803	15,177	14,059

Income before income taxes	2,652	840	943	1,855	2,018	3,492	4,113
Income taxes	618	(7)	(2)	299	361	611	772

Net income	$2,034	$847	$945	$1,556	$1,657	$2,881	$3,341

Average shares outstanding	13,547	13,520	13,464	13,416	13,339	13,533	13,286
Pre-tax pre-provision income	$4,252	$3,618	$3,943	$3,405	$3,068	$7,870	$5,613
Basic and diluted earnings per share	0.15	0.06	0.07	0.12	0.12	0.21	0.25
Cash dividends	406	406	808	805	1,601	812	3,189
Cash dividends per share	0.03	0.03	0.06	0.06	0.12	0.06	0.24

Consolidated Statements of Financial Condition

	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,
	2010	2010	2009	2009	2009

Assets
Cash and cash equivalents	$35,638	$69,894	$51,160	$45,152	$41,287
Securities available for sale	324,681	316,370	309,368	320,781	281,837

Loans	613,259	609,135	609,395	612,052	593,396
Less allowance for loan losses	8,255	8,220	7,400	7,210	6,640

Net Loans	605,004	600,915	601,995	604,842	586,756

Other assets	49,481	53,032	52,285	45,276	47,968

Total Assets	$1,014,804	$1,040,211	$1,014,808	$1,016,051	$957,848

Liabilities and Stockholders’ Equity
Deposits	$760,679	$776,795	$777,552	$743,899	$713,616
Other interest-bearing liabilities	163,191	177,725	153,081	186,272	161,893
Other liabilities	3,943	3,434	3,547	3,621	4,290

Total liabilities	927,813	957,954	934,180	933,792	879,799
Stockholders’ Equity	86,991	82,257	80,628	82,259	78,049

Total Liabilities and Stockholders’ Equity	$1,014,804	$1,040,211	$1,014,808	$1,016,051	$957,848

Period-end shares outstanding	13,577	13,546	13,520	13,463	13,415
Book value per share	$6.41	$6.07	$5.96	$6.11	$5.82
Tangible book value per share	5.88	5.53	5.41	5.54	5.24
Non-performing loans	9,954	10,740	10,103	12,640	11,178
Other Real Estate Owned	145	77	374	329	355
Non-performing assets	10,099	10,817	10,477	12,969	11,533
Loans 30 - 90 days delinquent	5,652	6,076	9,212	4,599	6,681
Charged-off loans	1,690	2,105	2,914	1,094	493
Recoveries	125	147	104	114	248
Net Charge-offs	1,565	1,958	2,810	980	245

	For the Three Months Ended					For the Six Months Ended
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
	2010	2010	2009	2009	2009	2010	2009

Ratios
Net Interest Margin (Annualized)	4.02%	4.01%	3.94%	3.83%	3.95%	4.02%	3.93%
Efficiency Ratio (Tax equivalent basis)	62.15	63.74	65.71	65.02	70.11	62.93	68.90
Return on Average Assets (Annualized)	0.79	0.34	0.37	0.63	0.70	0.57	0.73
Return on Average Equity (Annualized)	9.78	4.16	4.81	7.79	8.43	6.89	8.54
Total Capital to Risk Weighted Assets (a)	12.49	12.15	12.03	11.91	12.02	12.49	12.02
Tier 1 Capital to Risk Weighted Assets (a)	11.24	10.89	10.87	10.77	10.95	11.24	10.95
Tier 1 Capital to Average Assets (a)	7.06	7.04	6.87	7.12	7.40	7.06	7.40
Equity to Asset Ratio	8.57	7.91	7.95	8.10	8.15	8.57	8.15
Tangible Common Equity Ratio	7.92	7.25	7.26	7.40	7.40	7.92	7.40
Dividends to Net Income	19.96	47.93	85.50	51.74	96.62	28.18	95.45
Net Loans to Assets	59.62	57.77	59.32	59.53	61.26	59.62	61.26
Loans to Deposits	80.62	78.42	78.37	82.28	83.15	80.62	83.15
Allowance for Loan Losses to Total Loans	1.35	1.35	1.21	1.18	1.12	1.35	1.12
Non-performing Loans to Total Loans	1.62	1.76	1.66	2.07	1.88	1.62	1.88
Annualized Net Charge-offs to Average Net Loans Outstanding	1.23	1.32	1.95	0.67	0.18	1.19	0.15
Allowance to Non-performing Loans	82.93	76.54	73.25	57.04	59.40	82.93	59.40
Non-performing Assets to Total Assets	1.00	1.04	1.03	1.28	1.20	1.00	1.20

(a)	June 30, 2010 ratio is estimated
Unaudited
Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,
	2010	2010	2009	2009	2009

Stockholders’ Equity	$86,991	$82,257	$80,628	$82,259	$78,049
Less Goodwill and other intangibles	7,210	7,355	7,500	7,621	7,771

Tangible Common Equity	$79,781	$74,902	$73,128	$74,638	$70,278

Reconciliation of Total Assets to Tangible Assets

	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,
	2010	2010	2009	2009	2009

Total Assets	$1,014,804	$1,040,211	$1,014,808	$1,016,051	$957,848
Less Goodwill and other intangibles	7,210	7,355	7,500	7,621	7,771

Tangible Assets	$1,007,594	$1,032,856	$1,007,308	$1,008,430	$950,077

Reconciliation of Income Before Taxes to Pre-Tax Pre-Provision Income

	For the Three Months Ended					For the Six Months Ended
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
	2010	2010	2009	2009	2009	2010	2009

Income before income taxes	$2,652	$840	$943	$1,855	$2,018	$3,492	$4,113
Provision for loan losses	1,600	2,778	3,000	1,550	1,050	4,378	1,500

Pre-tax pre-provision income	$4,252	$3,618	$3,943	$3,405	$3,068	$7,870	$5,613